Exhibit 10.19.1

STRATUS NON-COMPETE/NON-SOLICITATION AGREEMENT

This STRATUS NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of September, 2003, by and between D/O STAFFING LLC, a New Jersey limited liability company (“Omahen”) and STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”).

RECITALS:

WHEREAS, Omahen and Stratus have executed an Asset Purchase Agreement (“Asset Purchase Agreement”) whereby Omahen has purchased certain assets related to the ongoing clerical and light industrial staffing business of Stratus at the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey; and Trenton, New Jersey branch offices (the “Purchased Assets”); and

WHEREAS, Stratus possesses substantial information and knowledge regarding the Purchased Assets; and

WHEREAS, the parties desire to enter into an agreement whereby Stratus agrees not to compete with Omahen relating to the Purchased Assets.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

Confidentiality and Trade Secrets

Stratus acknowledges that the manuals, methods, forms, techniques and systems which it has sold to Omahen whether for its own use or for use by or with its clients, are confidential trade secrets and are the property of Omahen.

Stratus further acknowledges that it has had access to confidential information concerning the Purchased Assets and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Stratus with a competitive edge and none of which is readily available except to Stratus and employees of Omahen.

Stratus further acknowledges that it has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment relating to the Purchased Assets, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Stratus with a competitive edge and none of which is readily available except to Stratus and employees of Omahen.

Stratus agrees that all of the foregoing information regarding the Purchased Assets and all methods, clients and employees related thereto constitutes valuable and proprietary trade secrets and confidential information of Omahen (hereafter “Confidential Information”).

Non-Competition Agreement

Stratus agrees that regardless of geographic location, it will not, during the eighteen month period commencing with the Effective Date of the Asset Purchase Agreement (“Restrictive Period”) and unless otherwise agreed to by the parties by way of subcontracting agreement, payrolling agreement or otherwise, service, solicit or deal with any customers of the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey and Trenton, New Jersey offices (the “Omahen Offices”) that it has done any business with during the preceding eighteen (18) months.  Stratus also will not, during the Restrictive Period, engage in any light industrial business in the following New Jersey counties:  Essex, Passaic, Sussex, Bergen, Union, Hudson, Somerset and Morris counties (the “Excluded Counties”).  However, except for those accounts listed on Schedule 2.21 of the Asset Purchase Agreement (the “Omahen Customer List”) being sold as part of the Purchased Assets, any clerical business or business other than light industrial business that Stratus has or has done business with in the preceding eighteen (18) months relative to the Excluded Counties, is specifically excluded from the terms of this Agreement, and Stratus retains the right to continue to service same.    Stratus also agrees that it will not, during the Restrictive Period, solicit any of Omahen’s accounts in all other New Jersey counties other than the Excluded Counties (the “Shared Counties”) as set forth on the attached Shared Counties customer lists being provided as Schedule B hereof.  Stratus acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Omahen Offices.  Notwithstanding the foregoing, Stratus retains the right to continue to service the retained accounts and all subsidiaries and affiliates thereof, set forth on Schedule A hereof (the “Retained Accounts”).

Non-Disclosure Agreement

Stratus agrees that except as directed by Omahen, it will not at any time use for any reason or disclose to any person any of the Confidential Information of the Omahen Offices or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Stratus or otherwise, without the prior written permission of Omahen in the Retained Business.

Agreement Not to Compete for Accounts or Personnel

Except as set forth above and the Retained Accounts and prospects related thereto; and as set forth on Schedule A hereof, Stratus agrees that during the Restrictive Period it will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Omahen in the Omahen Offices, either for Stratus’ own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

Limitation and Termination of Restrictive Covenants

Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that (i) Stratus may continue to operate its business, subject to the limitations and restrictions in the paragraph entitled Non-Competition Agreement herein, other than in the Omahen Offices (the “Retained Business”).  This Retained Business specifically includes, but is not limited to all of Stratus’ offices other than the Omahen Offices, the Retained Accounts and all subsidiaries and affiliates thereof, and all business in the Church & Dwight and C&D Detergents accounts nationally, other than Mercer and Middlesex counties, in which Omahen has the right to service such accounts;  (ii) Stratus’ continued operation of the Retained Business shall not be deemed to violate the Non-Competition Agreement set forth above; and (iii) Stratus shall be permitted to use and disclose Confidential Information to the extent it overlaps with Stratus’ confidential information related to the Retained Business without being in violation of the Non-Disclosure Agreement set forth above.

STRATUS SERVICES GROUP, INC.

By:	/s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

D/O STAFFING LLC

By:	/s/ Dennis Omahen
Dennis Omahen
Title: Manager